Exhibit 5.1

Troutman Pepper Locke LLP Bank of America Plaza, 600 Peachtree Street NE, Suite 3000 Atlanta, GA 30308 troutman.com

June 13, 2025

Regional Health Properties, Inc.
1050 Crown Pointe Parkway, Suite 720
Atlanta, Georgia 30338

Re:	Regional Health Properties, Inc. Registration Statement on Form S-4 (File No. 333-286975)

Ladies and Gentlemen:

We have acted as counsel to Regional Health Properties, Inc., a Georgia corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4 (File No. 333-286975), originally filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on May 5, 2025, as amended by Amendment No. 1 thereto filed on June 3, 2025, and as to be further amended by Amendment No. 2 thereto to be filed on or about the date hereof (the “Registration Statement”), relating to the proposed issuance of up to (i) 3,217,541 shares of the Company’s common stock, no par value (the “Common Shares”), and (ii) 1,419,921 shares of the Company’s Series D 8% Cumulative Convertible Redeemable Participating Preferred Shares, no par value (the “Series D Preferred Shares” and, together with the Common Shares, the “Shares”), issuable pursuant to a merger of SunLink Health Systems, Inc., a Georgia corporation (“SunLink”), with and into the Company (the “Merger”), as described in the Registration Statement. Unless otherwise indicated in this opinion letter, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In connection with the foregoing, we have examined originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth, including (i) the organizational documents of the Company, which include the Amended and Restated Articles of Incorporation, as amended to date (the “Charter”), and the Amended and Restated Bylaws of the Company, as amended to date, (ii) the minutes of proceedings and resolutions of the Board of Directors of the Company with respect to the Registration Statement, the Merger and certain related matters, and (iii) the Registration Statement and exhibits thereto.

Regional Health Properties, Inc. June 13, 2025 Page 2

For purposes of the opinions expressed below, we have assumed without verification (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures not witnessed by us, (v) the due authorization, execution and delivery of all documents by all parties, other than the Company, and the validity, binding effect and enforceability thereof and (vi) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. We also have assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness shall not have been terminated or rescinded; (ii) the shareholders of the Company and SunLink, as applicable, will have approved the proposals set forth in the joint proxy statement/prospectus included in the Registration Statement (other than the Regional Adjournment Proposal and the SunLink Adjournment Proposal); (iii) Articles of Amendment to the Charter reflecting the Series D Preferred Shares, in the form submitted for our review and attached as Annex E to the joint proxy statement/prospectus included in the Registration Statement, will be duly executed and filed with the Secretary of State of the State of Georgia in accordance with Sections 14-2-602 and Section 14-2-1006 of the Georgia Business Corporation Code and that the Company will have paid the fees and other charges required to be paid in connection with the filing thereof; (iv) the Merger will be consummated in accordance with the provisions of that certain Amended and Restated Agreement and Plan of Merger, dated as of April 14, 2025, by and between the Company and SunLink (the “Agreement”) and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Agreement); (v) the statements concerning the Merger contemplated by the Agreement and the parties referred to in the Agreement and the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant); (vi) any statements made in the Agreement or the Registration Statement regarding the “belief” of any person are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time and thereafter (where relevant) in each case as if made without such qualification; and (vii) the parties to the Agreement have complied with, and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement.

As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others and of public officials.

We do not express any opinion herein concerning any law other than the laws of the State of Georgia.  We are not opining on “blue sky” or other state securities laws. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon and subject to the foregoing, we are of the opinion that, when the Registration Statement has been declared effective by order of the Commission and the Shares have been issued in accordance with the terms and conditions of the Merger, the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinions, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Georgia Business Corporation Code.

Regional Health Properties, Inc. June 13, 2025 Page 3

This opinion letter is as of the date hereof and we have no responsibility to update this opinion letter for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention and we disavow any undertaking to advise you of any changes in law.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement and any amendments thereto and with respect to our name wherever it appears in the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP